Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of CNB Financial Corporation (the “Company”) of our report dated March 7, 2024, on our audit of the consolidated financial statements of the Company as of December 31, 2023, and for the year ended December 31, 2023, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 7, 2024, on our audit of the internal control over financial reporting of the Company as of December 31, 2023, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts.”

/s/ FORVIS MAZARS, LLP

Indianapolis, Indiana
February 20, 2025